Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended September 30, 2024

November 4, 2024

Steven Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2025 first quarter financial results. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the December quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, November 4, 2024, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang

Thank you, Steven. Welcome to Alpha and Omega’s fiscal Q1 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q1 revenue and EPS results in-line with our guidance. Revenue was $181.9 million, non-GAAP gross margin was 25.5%. Non-GAAP EPS was $0.21.

We saw broad-based demand due to seasonality in the September quarter with sequential growth in each of our major segments. Relative strength came from PC desktops, notebooks and servers in our Computing segment; gaming and wearables within Consumer; strong growth from a Tier 1 US smartphone customer within Communications; and AC-DC power supplies and quick chargers in the Power Supply and Industrial segment.

We have delivered on our commitments and continue to make unwavering strides to transform from a component supplier to a total solutions provider, leveraging strengths in high-performance silicon, packaging, and intelligent ICs. We aim to capture market share and increase BOM content with a broader portfolio. For example, we are leveraging our strength in graphics cards and introducing new Vcore products for opportunities in advanced computing and A.I. datacenters. In smartphones, trends like foldable screens, AI integration, and faster charging offer growth opportunities. In addition to Computing and Communication, we see long term potential in solar, e-mobility, gaming, and home appliances, all driven by the global push for efficient, sustainable energy solutions.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. September quarter revenue was up 8.6% year-over-year and 6.6% sequentially and represented 42.0% of total revenue. These results were slightly better than our original expectation for mid-single digit growth. As mentioned before, we saw relative strength from PC desktops, notebooks, and servers, which was offset by softer graphics and A.I.-accelerator cards due to a pause before the next platform transition.

We are increasingly confident in our position in advanced computing. Our backlog for both graphics cards and A.I. accelerator cards is now growing due to the new platform transition. At this stage, we are working closely with add-in card makers in Asia as they bring up their boards and prepare for mass production. With the new platform, we expect BOM content to increase as more power stage ICs, paired with our controller, are being used to power the GPU.

These design wins highlight the strength of our customer relationships and our total solutions approach as we supply both the controller and power stages. Additionally, we are collaborating with customers on larger data center opportunities slated for 2025. We anticipate having more to talk about with these developments during our next earnings report.

Looking forward into the December quarter, the PC market is expected to decline with seasonality, but we expect the Computing segment to slightly grow sequentially with share gains in desktops, as well as strength in graphics cards and servers, offset by notebook and tablet market seasonality.

Turning to the Consumer segment, September quarter revenue was up 2.0% year-over-year and 12.4% sequentially and represented 17.4% of total revenue. The results were in-line with our forecast for low double digit sequential growth and were primarily driven by gaming, wearables, and TVs, offset by a decline in home appliances. This was the second quarter of sequential growth in gaming, so we are confident the inventory correction is now behind us. However, we don’t expect meaningful growth until the customer transitions to the next platform. Wearables were a notable standout in the quarter reaching record levels on market share gains and new versions of smartwatches and headphones.

For the December quarter, we forecast close to a 30% sequential decline in the consumer segment driven by seasonal decline in gaming and TVs, post new product launch impacts in wearables, and continued softness in home appliances.

Next, let’s discuss the Communications segment, revenue in the September quarter was up 14.2% year-over-year and 29.4% sequentially, and represented 19.5% of total revenue. These results were above our double-digit sequential growth expectations as our Tier 1 U.S. smartphone customer prepared for its product launch. In some of their high-end models we are seeing an increase in BOM content as they are moving toward a higher charging current. We also saw strong sequential growth from China OEMs offset by sequential declines from Korea. As mentioned last quarter, we are benefiting from a mix shift to more premium phones.

Looking ahead, we anticipate a low double-digit sequential decline in the December quarter due to seasonality and overall limited visibility on smartphone sell through heading into next year.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 17.5% of total revenue and was down 23.7% year-over-year, but up 15.6% sequentially. The results were at the low-end of our forecast for 15-20% sequential growth, but were still driven by seasonal strength in AC-DC power supplies and quick chargers.

Within Industrial, solar remains soft, while the recovery in quick chargers has now started. We see additional opportunities in 2025 for quick chargers due to increased BOM content driven by higher charging currents. We also are leveraging relationships in Taiwan to partner on DC fans for server racks.

For the December quarter, we expect the Power Supply and Industrial segment to grow low single digits sequentially primarily driven by e-mobility and continued growth from quick chargers. This growth will be partially offset by a seasonal decline in AC-DC power supplies.

In closing, the September quarter was in-line with our expectations. The broad-based growth confirms the inventory corrections we experienced over the past year are complete. Seasonality has returned and new markets like A.I. and advanced computing are emerging. We expect a typical seasonal decline in the December quarter primarily driven by notebook, tablets, gaming, wearables and TV, but partially offset by desktops, graphics cards, servers, e-mobility and quick chargers.

At this point, our visibility into 2025 is limited and the calendar first quarter of 2025 is typically seasonally soft as well. However, we are optimistic and poised for growth, bolstered by advanced technology, a diversified product portfolio addressing a broadening array of end markets, and a premier customer base across all business lines. We are steadfast in executing our technology roadmap.

We are excited about our transition from a component supplier to a total solutions provider. These strategic efforts over the past few years are starting to bear fruit as evidenced by our success in designing in both controllers, as well as power stages, into PCs, graphics cards, and now expanding into A.I. applications. This transition will only accelerate going forward as we tap into new opportunities and increase our share of BOM content.

In summary, power management underpins key trends such as A.I., digitalization, connectivity, and electrification – especially as we move towards a sustainable, low-carbon society. We see many future opportunities in advanced computing and data centers, increasing integration of A.I. in PCs and smartphones, and higher smartphone charging currents with multiple batteries and screens. Beyond Computing and Communication segments, we remain optimistic on the underlying power trends in adjacent markets such as solar, motors and e-mobility, gaming, home appliances and power tools.

With that, I will now turn the call over to Yifan for a discussion of our fiscal first quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the quarter was $181.9 million, up 12.8% sequentially and 0.7% year-over-year.

In terms of product mix, DMOS revenue was $122.5 million, up 20.0% sequentially and 0.8% over last year. Power IC revenue was $52.9 million, up 0.4% from the prior quarter and from a year ago. Assembly service and other revenue was $0.9 million, as compared to $1.4 million last quarter and $0.7 million for the same quarter last year. License and engineering service revenue was $5.6 million for the quarter versus $5.1 million in the prior quarter and $5.6 million for the same quarter a year ago.

Non-GAAP gross margin was 25.5%, compared to 26.4% last quarter and 28.8% a year ago. The quarter-over-quarter decrease was mainly impacted by ASP erosion and mix changes.

Non-GAAP operating expenses were $38.5 million, compared to $39.3 million for the prior quarter and $40.8 million last year. The slight quarter-over-quarter decrease was primarily due to lower professional fees and fluctuation of engineering expenses.

Non-GAAP quarterly EPS was $0.21, compared to $0.09 per share last quarter and $0.33 per share a year ago.

Moving on to cash flow. Operating cash flow was $11.0 million, including $8.4 million of repayment of customer deposits. By comparison, operating cash flow was $7.1 million in the prior quarter and $13.8 million last year. We expect to refund $5.8 million customer deposits in the December quarter. EBITDAS for the quarter was $20.6 million, compared to $16.0 million last quarter and $23.3 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the September quarter with a cash balance of $176.0 million, compared to $175.1 million at the end of last quarter.

Net trade receivables increased by $12.0 million sequentially. Days Sales Outstanding were 15 days for the quarter, compared to 12 days for the prior quarter.

Net inventory decreased by $10.8 million quarter-over-quarter. Average days in inventory were 125 days, compared to 148 days in the last quarter.

CapEx for the quarter was $6.7 million, compared to $7.2 million for the prior quarter. We expect CapEx for the December quarter to range from $6 million to $8 million.

Now, I would like to discuss December quarter guidance.

We expect:

•Revenue to be approximately $170 million, plus or minus $10 million.
•GAAP gross margin to be 24%, plus or minus 1%. We anticipate non-GAAP gross margin to be 25%, plus or minus 1%.
•GAAP operating expenses to be in the range of $45 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $38.8 million, plus or minus $1 million.
•Interest expense to be approximately equal to interest income, and
•Income tax expense to be in the range of $1 million to $1.2 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, expected financial performance of market segments; our ability to capture market shares and increase BOM content; our ability to mitigate risks relating to industry-wide downturn; business opportunities in A.I. and data centers; our ability and strategy to develop new products; fluctuation in customer demand and market segments; our share of Tier 1 customer; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.